Exhibit 99.1

Kaiser Aluminum Corporation Reports

Third Quarter and Nine Months 2021 Financial Results

Third Quarter 2021 Highlights:

o	Net Sales $751 Million; Value Added Revenue $305 Million
o	Net Loss $2 Million; Net Loss per Diluted Share $0.14
o	Adjusted Net Income $9 Million; Adjusted Earnings per Diluted Share $0.57
o	Adjusted EBITDA $50 Million; Adjusted EBITDA Margin 16.5%
o	End Market Demand Remains Robust
o	Supply Chain Disruptions, Labor Constraints, Higher Input Costs Impacted Results
o	Warrick Integration and Capital Investment Proceeding as Planned

Nine Months 2021 Highlights:

o	Net Sales $1,816 Million; Value Added Revenue $795 Million
o	Net Loss $20 Million; Net Loss per Diluted Share $1.28 Includes Pre-tax Charges of $36 Million or $1.73 per Diluted Share, After-Tax, Related to Senior Notes Refinancing
o	Adjusted Net Income $35 Million; Adjusted Earnings per Diluted Share $2.21
o	Adjusted EBITDA $147 Million; Adjusted EBITDA Margin 18.4%

FOOTHILL RANCH, Calif., October 20, 2021 - Kaiser Aluminum Corporation (NASDAQ:KALU), a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, custom automotive and other industrial applications, today announced third quarter and nine months 2021 results.

Third Quarter 2021 Management Summary

“Results for the third quarter 2021 reflected both strong end market demand and the impact of supply chain disruptions, labor constraints and inflationary cost pressures,” said Keith A. Harvey, President and Chief Executive Officer. “The integration of the Warrick packaging operation is proceeding as planned and continues to demonstrate strong strategic growth opportunities as demand for our applications continues to increase. Demand for our general engineering end market applications remains robust due to restocking in the service center supply chain, reshoring and strength of our KaiserSelect® products. Recovery in demand for our commercial aerospace applications is progressing as anticipated and demand for our defense related applications remains strong. However, the ongoing shortage of semiconductor chips has significantly impacted North American light vehicle production, further delaying the anticipated recovery of our automotive business.

“Although we had noted some inflationary costs pressures from rising freight, labor and material costs in the second quarter, during the third quarter conditions became increasingly challenging.  In particular, continued constraints on labor availability, rapidly rising material and inflationary costs and supply chain challenges reduced the efficiency in our facilities and shipments resulting in an approximately $13 million impact to adjusted EBITDA. These costs partially offset by approximately $5 million of lower corporate overhead, incentive, and other costs led to further compression on adjusted EBITDA margin of approximately 200 basis points compared to the second quarter 2021.

“Our operations and commercial teams have been working on mitigating the impact of these factors, and we are aggressively passing through additional costs in our transactional business through price increases and to our contract customers through provisions included in our supply agreements.  Where our agreements provide a pathway to address certain higher costs through price increases, there is often a lag affect that can impact the timing of when these price increases become effective. With respect to labor, we have significantly improved our headcount, enabling an increase in output and efficiencies in our operations by late in the third quarter.  We continue to work with our vendors and customers to minimize disruptions in our supply channels to stabilize costs and ensure supply,” stated Mr. Harvey.

Outlook

“Value added revenue for the fourth quarter 2021 is anticipated to be up low single digits from the third quarter with adjusted EBITDA margin to remain similar to the third quarter. While our end market demand remains positive, we anticipate cost issues and supply chain disruptions will continue during the quarter. In addition, the most recent industry wide disruptions in the magnesium and silicon markets and resulting supply demand imbalances are continuing to evolve and remain uncertain at this time. Although our outlook contemplates the anticipated impact to our costs and operations, the situation is fluid and could further impact our fourth quarter results,” said Mr. Harvey.

“Longer-term, our strategy remains unchanged, and we are well positioned for continued long-term growth with a diversified portfolio and strong secular growth trends in each of our served end markets. Notwithstanding near-term challenges, the fundamentals of our aerospace, automotive and general engineering end markets are solid and we are increasingly optimistic in our ability to deliver significant margin expansion and long-term profitability for our packaging business where we have a significant market position. We remain confident around the timing of the recovery in commercial aerospace and we are optimistic that as semiconductor chip shortages are alleviated, automotive production will ramp back up and our program launches will resume.

“Our capital investment plans remain focused on supporting demand growth. As noted during our second quarter earnings call, the $150 million investment in a new roll coat line at our Warrick packaging facility is proceeding as planned, which by early 2024 will provide additional capacity to support further growth in our higher margin coated products. We will continue to deploy our capital thoughtfully to ensure that our investment decisions are well-aligned with our demand expectations in order to maximize the earnings potential of our business. It’s a strategy that has allowed us to create value and maintain our financial strength and flexibility over time, and we will continue to manage our business with a long-term focus,” concluded Mr. Harvey.

Third Quarter and First Nine Months 2021 Consolidated Results
(Unaudited)*

(In millions of dollars, except shipments, realized price and per share amounts)

	Quarterly			September 30,
	3Q21	2Q21	3Q20	2021	2020
Shipments (millions of lbs.)	315	337	109	789	383

Net sales	$751	$741	$256	$1,816	$901
Less hedged cost of alloyed metal[1]	(445)	(423)	(101)	(1,021)	(355)
Value added revenue	$305	$318	$154	$795	$546

Realized price per pound ($/lb.)
Net sales	$2.38	$2.20	$2.35	$2.30	$2.35
Less hedged cost of alloyed metal	(1.41)	(1.26)	(0.93)	(1.29)	(0.93)
Value added revenue	$0.97	$0.94	$1.42	$1.01	$1.42

As reported
Operating income	$20	$11	$12	$48	$63
Net (loss) income	$(2)	$(22)	$0.4	$(20)	$23
Net (loss) income per share, diluted[2]	$(0.14)	$(1.42)	$0.02	$(1.28)	$1.44

Adjusted[3]
Operating income	$26	$33	$19	$82	$86
EBITDA[4]	$50	$59	$32	$147	$125
EBITDA margin[5]	16.5%	18.5%	20.4%	18.4%	23.0%
Net income	$9	$16	$6	$35	$42
EPS, diluted[2]	$0.57	$1.00	$0.39	$2.21	$2.65

[1]

Hedged cost of alloyed metal is our Midwest transaction price of aluminum plus the price of alloying elements plus any realized gains and/or losses on settled hedges, related to the metal sold in the referenced period.

[2]	Diluted shares for EPS are calculated using the treasury stock method.
[3]	Adjusted numbers exclude non-run-rate items. For all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures.
[4]	Adjusted EBITDA = Consolidated operating income, excluding operating non-run-rate items, plus Depreciation and amortization.
[5]	Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue.

*	Please refer to GAAP financial statements.

Totals may not sum due to rounding.

Third Quarter 2021

Net sales for the third quarter 2021 increased to $751 million compared to $256 million in the prior year period, reflecting a 189% increase in shipments and a 1% increase in average selling price per pound. The increase in average selling price reflected an approximately 32% decrease in value added revenue per pound and a 52% increase in underlying contained metal costs.

Value added revenue for the third quarter 2021 increased 98% to $305 million from $154 million in the prior year period reflecting $126 million of value added revenue from the Company’s recently acquired packaging business. Value added revenue for the Company’s aerospace/high strength applications increased 11% to $82 million on a 54% increase in shipments compared to the prior year period, which included approximately $15 million of additional revenue recognized in the third quarter related to modifications to the 2020 customer declarations under multi-year contracts. The increase in shipments reflects continued strength in demand for defense applications, increasing demand for business jet and improving demand for commercial aerospace as airline travel recovers. Value added revenue for automotive extrusions decreased 13% to $21 million on a 21% decrease in shipments driven by the shortage of semiconductor chips that has impacted North American production levels. Value added revenue for general engineering applications increased approximately 36% to $75 million on a 39% increase in shipments reflecting continued strength in underlying demand and restocking in the service center supply chain.

Adjusted EBITDA of $50 million in the third quarter 2021 increased $19 million compared to the prior year period which included the $15 million as previously noted. Adjusted EBITDA in the third quarter 2021 reflected the addition of the Company’s packaging business and improvement in aerospace/high strength and general engineering applications, partially offset by higher costs as previously noted. Adjusted EBITDA as a percentage of value added revenue was 16.5% in the third quarter 2021 as compared to 20.4% in the prior year period.

Reported operating income for the third quarter 2021 was approximately $20 million. Adjusting for approximately $6 million of non-run-rate charges, including $4 million of Warrick related integration costs, operating income for the third quarter 2021 was approximately $26 million, compared to $19 million in the prior year quarter. In addition, adjusted operating income in the third quarter 2021 reflected approximately $10 million of depreciation expense and $2 million of amortization expense resulting from purchase accounting adjustments related to the Warrick packaging operation.

Reported net loss for the third quarter 2021 was $2 million, or $0.14 loss per diluted share, compared to a net income and income per diluted share of $0.4 million and $0.02, respectively, for the prior year period. Excluding the impact of non-run-rate items, adjusted net income was $9 million or $0.57 per diluted share for the third quarter 2021, compared to adjusted net income of $6 million or $0.39 per diluted share for the third quarter 2020.

First Nine Months 2021

Net sales for the first nine months 2021 were $1,816 million compared to $901 million in the first nine months 2020, reflecting a 106% increase in shipments and a 2% decrease in average selling price per pound. The decrease in average selling price reflected an approximately 29% decrease in value added revenue per pound and a 39% increase in underlying contained metal costs.

Value added revenue for the first nine months 2021 increased 46% to $795 million from $546 million in the prior year period, of which $258 million was related to the packaging business acquired at the end of the first quarter

2021, in addition to the continued improvement in the Company’s general engineering and automotive applications. Value added revenue for the Company’s aerospace/high strength applications decreased 24% to $232 million on a 16% decrease in shipments reflecting the impact of the COVID-19 pandemic on commercial aerospace demand, while demand for defense applications remained strong. Value added revenue for automotive extrusions increased 29% to $74 million, reflecting a 20% increase in shipments primarily reflecting recovery from the COVID-19 pandemic related automotive supply chain shut downs during the second quarter 2020. Value added revenue for general engineering applications increased approximately 26% to $224 million on a 29% increase in shipments reflecting solid underlying demand.

Adjusted EBITDA of $147 million in the first nine months 2021 increased $21 million compared to the first nine months 2020, which reflected results from a record first quarter 2020 and the benefit of the additional $15 million as previously noted. Adjusted EBITDA for the nine months 2021 reflected the benefit of the acquired packaging business in addition to improvement in the Company’s automotive and general engineering applications, partially offset by higher costs related to labor, materials and supply chain disruptions and approximately $1.5 million of redundancy costs associated with the Warrick integration. Adjusted EBITDA as a percentage of value added revenue was 18.4% in the first nine months 2021, as compared to 23.0% in the first nine months 2020.

Reported operating income for the first nine months 2021 was approximately $48 million. Adjusting for approximately $35 million of non-run-rate charges, including $22 million of Warrick related integration costs and $6 million of non-cash charges predominately associated with one-time purchase accounting adjustments related to hedging and LIFO inventory adjustments, operating income for the first nine months 2021 was approximately $82 million, compared to $86 million in the prior year period. In addition, adjusted operating income in the first nine months 2021 reflected approximately $32 million of higher depreciation and amortization expense, comprising of approximately $4 million of purchase accounting related amortization and approximately $20 million of depreciation expense related to the Warrick packaging operation.

Reported net loss for the first nine months 2021 was $20 million, or $1.28 loss per diluted share, compared to a net income and income per diluted share of $23 million and $1.44, respectively, for the prior year period. Excluding the impact of non-run-rate items, and the after-tax impact of $36 million associated with the Company’s senior note refinancing, adjusted net income was $35 million or $2.21 per diluted share for the first nine months 2021, compared to adjusted net income of $42 million or $2.65 per diluted share for the first nine months 2020.

Cash Flow and Liquidity

Adjusted EBITDA of $147 million reported in the first nine months 2021 funded approximately $30 million of capital investments, $36 million of interest payments and $35 million of cash returned to shareholders through quarterly dividends.

As of September 30, 2021, the Company had cash and cash equivalents of approximately $296 million, and borrowing availability under the Company's revolving credit facility of approximately $367 million, providing total liquidity of $663 million. There were no borrowings under the revolving credit facility during the quarter and the facility remains undrawn.

The Company anticipates total capital spending of approximately $70 million to $80 million for the full year 2021, slightly lower than its previous outlook due to supply chain disruptions and timing of certain projects.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, October 21, 2021, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss third quarter 2021 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (800) 697-5978, and accessed internationally at (630) 691-2750. The conference call ID number is 6914988. A link to the simultaneous webcast can be accessed on the Company’s website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company’s website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, custom automotive, and other industrial applications. The Company’s North American facilities produce value-added plate, sheet, coil, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors. Reconciliations of certain forward looking non-GAAP financial measures to comparable GAAP measures are not provided because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted or provided without unreasonable effort.

Forward-Looking Statements

This press release contains statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management based on information available to it at the time such statements are made. Kaiser Aluminum cautions that any forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. These factors include: (a) the effectiveness of management's strategies and decisions, including strategic investments, capital spending strategies and the execution of those strategies; (b) general economic and business conditions, including the impact of the global outbreak of Coronavirus Disease 2019 and governmental and other actions taken in response, cyclicality, reshoring, supply interruptions, including the most recent disruptions resulting from the supply demand imbalances in the magnesium and silicon markets, and other conditions that impact demand drivers in the aerospace/high strength, automotive, general engineering, packaging and other end markets the Company serves; (c) the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and successfully launch new automotive programs; (d) changes or shifts in defense spending due to competing national priorities; (e) pricing, market conditions and the Company’s ability to effectively execute its commercial and labor strategies, pass through cost increases and flex costs in response to changing economic conditions; (f) developments in technology; (g) the impact of the Company's future earnings, cash flows, financial condition, capital requirements and other factors on its financial strength and flexibility; (h) new or modified statutory or regulatory requirements; (i) the successful integration of the acquired operations and technologies continue to drive innovative solutions and further advance its capabilities, (j) the completion of purchase price allocation and other adjustments in connection with the Warrick acquisition, and (k) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2020 and Form 10-Qs for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

STATEMENTS OF CONSOLIDATED (LOSS) INCOME (UNAUDITED) (1)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(In millions of dollars, except share and per share amounts)
Net sales	$750.6	$255.7	$1,815.6	$900.7
Costs and expenses:
Cost of products sold, excluding depreciation and amortization and other items	677.8	208.4	1,613.6	719.5
Depreciation and amortization	24.9	12.9	64.2	39.1
Selling, general, administrative, research and development	28.1	21.3	90.8	67.9
Restructuring costs (benefit)	—	0.5	(0.8)	12.4
Other operating income, net	—	0.3	—	(0.8)
Total costs and expenses	730.8	243.4	1,767.8	838.1
Operating income	19.8	12.3	47.8	62.6
Other (expense) income:
Interest expense	(12.5)	(12.1)	(37.2)	(28.7)
Other (expense) income, net	(1.2)	(0.5)	(38.2)	(0.8)
Income (loss) before income taxes	6.1	(0.3)	(27.6)	33.1
Income tax (provision) benefit	(8.4)	0.7	7.4	(10.2)
Net (loss) income	$(2.3)	$0.4	$(20.2)	$22.9
Net (loss) income per common share:
Basic	$(0.14)	$0.02	$(1.28)	$1.45
Diluted[2]	$(0.14)	$0.02	$(1.28)	$1.44
Weighted-average number of common shares outstanding (in thousands):
Basic	15,852	15,794	15,831	15,804
Diluted[2]	15,852	15,865	15,831	15,904

[1]	Please refer to the Company's Form 10-Q for the quarter ended September 30, 2021 for detail regarding the items in the table.
[2]	Diluted shares for EPS are calculated using the treasury stock method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED) (1)

	As of September 30, 2021	As of December 31, 2020
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$295.7	$780.3
Receivables:
Trade receivables, net	361.6	112.8
Other	44.5	11.6
Contract assets	40.2	36.1
Inventories	413.6	152.0
Prepaid expenses and other current assets	67.7	28.6
Total current assets	1,223.3	1,121.4
Property, plant and equipment, net	948.7	627.2
Operating lease assets	45.2	26.5
Intangible assets, net	70.5	26.7
Goodwill	39.3	18.8
Other assets	110.2	44.1
Total	$2,437.2	$1,864.7
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$340.7	$86.1
Accrued salaries, wages and related expenses	48.9	30.8
Other accrued liabilities	55.2	41.4
Total current liabilities	444.8	158.3
Long-term portion of operating lease liabilities	40.2	25.6
Pension and other postretirement benefits	89.2	1.3
Net liabilities of Salaried VEBA	16.6	17.8
Deferred tax liabilities	15.0	13.9
Long-term liabilities	74.5	77.3
Long-term debt	1,035.9	838.1
Total liabilities	1,716.2	1,132.3
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both September 30, 2021 and December 31, 2020; no shares were issued and outstanding at September 30, 2021 and December 31, 2020	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both September 30, 2021 and December 31, 2020; 22,697,958 shares issued and 15,862,672 shares outstanding at September 30, 2021; 22,647,455 shares issued and 15,812,169 shares outstanding at December 31, 2020	0.2	0.2
Additional paid in capital	1,076.6	1,068.6
Retained earnings	103.0	158.2
Treasury stock, at cost, 6,835,286 shares at both September 30, 2021 and December 31, 2020	(475.9)	(475.9)
Accumulated other comprehensive income (loss)	17.1	(18.7)
Total stockholders' equity	721.0	732.4
Total	$2,437.2	$1,864.7

[1]	Please refer to the Company's Form 10-Q for the quarter ended September 30, 2021 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated

(Unaudited)

(In millions of dollars, except share and per share amounts)

	Quarterly			Nine Months
	3Q21	2Q21	3Q20	2021	2020
GAAP net (loss) income	$(2.3)	$(22.4)	$0.4	$(20.2)	$22.9
Interest expense	12.5	12.4	12.1	37.2	28.7
Other expense, net	1.2	36.6	0.5	38.2	0.8
Income tax provision (benefit)	8.4	(15.5)	(0.7)	(7.4)	10.2
GAAP operating income	19.8	11.1	12.3	47.8	62.6
Mark-to-market loss (gain)[1]	2.0	0.4	(1.7)	2.1	(1.1)
Restructuring (benefits) costs	—	(0.1)	0.5	(0.8)	12.4
Acquisition costs[2]	3.8	7.4	1.3	22.2	1.3
Other operating NRR (gain) loss[3,4]	(0.1)	14.1	6.2	11.1	11.0
Operating income, excluding operating NRR items	25.5	32.9	18.6	82.4	86.2
Depreciation and amortization	24.9	25.8	12.9	64.2	39.1
Adjusted EBITDA[5]	$50.4	$58.7	$31.5	$146.6	$125.3

GAAP net (loss) income	$(2.3)	$(22.4)	$0.4	$(20.2)	$22.9
Operating NRR Items	5.7	21.8	6.3	34.6	23.6
Non-operating NRR Items[6]	0.5	36.4	1.1	37.5	3.5
Tax impact of above NRR Items	5.3	(19.9)	(1.7)	(16.4)	(7.8)
Adjusted net income	$9.2	$15.9	$6.1	$35.5	$42.2

Net (loss) income per share, diluted[7]	$(0.14)	$(1.42)	$0.02	$(1.28)	$1.44
Adjusted earnings per diluted share[7]	$0.57	$1.00	$0.39	$2.21	$2.65

[1]

Mark-to-market loss (gain) on derivative instruments for 2021 and 2020 represents: (i) the reversal of mark-to-market loss (gain) on hedges entered into prior to the adoption of Accounting Standards Update No. 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities and settled in the periods presented above; (ii) loss (gain) on non-designated commodity hedges; and (iii) reclassifications out of Accumulated other comprehensive loss due to forecasted transactions no longer probable of occurring. Adjusted EBITDA reflects the realized loss (gain) of such settlements.

[2]	Acquisition costs are non-run-rate acquisition-related transaction costs, which include legal and consulting fees, as well non-cash hedging charges recorded in connection with our Warrick acquisition.
[3]	NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.
[4]	Other operating NRR items primarily represent the impact of adjustments to plant-level LIFO, impairment loss, environmental expenses and workers' compensation cost due to discounting.
[5]	Adjusted EBITDA = Consolidated operating income, excluding operating NRR items, plus Depreciation and amortization.
[6]	Non-operating NRR items represents the impact of non-cash net periodic benefit cost related to the Salaried VEBA excluding service cost and debt refinancing charges.
[7]	Diluted shares for EPS are calculated using the treasury stock method.